Exhibit 4.9

CONFIDENTIAL TREATMENT REQUESTED

[***] – CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN

REDACTED ARE MARKED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS

BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE

COMMISSION.

SECURITY AGREEMENT

This Security Agreement (this “Agreement”), dated as of February 4, 2013, is entered into between Eclat Pharmaceuticals LLC (“Eclat”) in favor of the parties and in the capacities identified on the signature page of this Agreement as a secured party (together, the “Secured Party”).

WITNESSETH:

WHEREAS, Eclat has entered into a Royalty Agreement, dated as of December 31, 2012, with the Buyers named therein (the “Royalty Agreement”),

WHEREAS, Flamel Holdings Inc., the holder of the equity interests in Eclat, has entered into a Facility Agreement dated as of December 31, 2012 with the Lenders named therein (the “Facility Agreement”), and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9,

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, Eclat and the Secured Party agree as follows:

1.          Grant of Security Interest.

(a)          To secure payment and performance of the Obligations, Eclat hereby grants to Secured Party a security interest (the “Security Interest”) in the Product Intellectual Property and Product Regulatory Rights and all proceeds and products thereof (the “Collateral”).

Notwithstanding anything to the contrary contained herein, the Security Interest shall not extend to, and the Collateral shall not include (collectively, the “Excluded Collateral”): (1) any contract of Eclat if the grant of the Security Interest in such contract, under the terms of or under applicable laws, would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter Eclat’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided, however, that (i) any limitation described above shall only apply to the extent that such limitation could not be rendered ineffective pursuant to the UCC or any other applicable laws and (ii) if such limitations is eliminated to the extent sufficient to permit any such item to become Collateral hereunder, the Security Interest in such contract shall be automatically and simultaneously granted hereunder and such contract shall be included as Collateral hereunder.

(b)          Eclat shall not to enter into any agreement that prohibits the creation of the Security Interest other than (i) customary restrictions and conditions contained in agreements relating to the sale of property pending such sale, (ii) customary provisions in contracts restricting the assignment thereof, and (iii) restrictions on the pledge of interests in any joint venture contained in the applicable joint venture agreement.

(c)          Perfection of Security Interests.

(i)          Eclat authorizes Secured Party to file such financing statements naming Secured Party or its designee as the secured party and Eclat as debtor, as Secured Party may require in order to perfect the Security Interest required by Article 9 of the UCC, together with any amendment and continuations with respect thereto; provided, however, that if requested by Eclat, any such financing statement or amendment or continuation shall specifically identify any Excluded Collateral. Eclat shall not file, or permit or cause to be filed, any correction or termination statement with respect to any financing statement (or amendment or continuation thereof).

(ii)         Eclat shall take any other action reasonably requested by Secured Party to cause the attachment and perfection of, and the ability of Secured Party to enforce, the Security Interest.

2.          Notice of Change in Certain Information. Eclat shall not change (a) its name as it appears in official filings in the state of its organization, (b) its chief executive office or sole place of business, (c) the type of entity that it is, (d) its organization identification number, if any, issued by its state of organization, or (e) its state of organization, in each case, unless all filings have been made under the UCC that are required in order for the Secured Party to continue following such change to have a valid and perfected security interest in the Collateral.

3.          Remedies.

Upon the occurrence and during the continuance of an Event of Default, (i) Secured Party shall have the right to exercise any right and remedy provided for herein, under the UCC and at law or equity generally, including, without limitation, the right to foreclose the Security Interest and to realize upon any Collateral by any available judicial procedure and/or to take possession of the Collateral with or without judicial process; and (ii) with or without having the Collateral at the time or place of sale, Secured Party may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Secured Party may elect.

4.          Representations and Warranties. Eclat hereby represents and warrants to Secured Party as of the date hereof that:

(a)          Eclat is a limited liability company duly organized and validly existing under the laws of Delaware.

(b)          The exact legal name of Eclat is set forth on the signature page of this Agreement.

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(c)          The chief executive office and mailing address of Eclat are located only at the address set forth on Schedule 4(c).

5.          Expenses; Secured Party’s Right to Perform on Eclat’s Behalf.

(a)          Eclat’s agreements hereunder shall be performed by it at its sole expense.

(b)          If Eclat shall fail to do any act which it has agreed to do hereunder, Secured Party may (but shall not be obligated to) do or cause the act to be done, either in its name or on behalf of Eclat, and Eclat hereby irrevocably authorizes Secured Party so to act.

6.          No Waivers of Rights hereunder; Rights Cumulative.

(a)          No delay by Secured Party in exercising any right hereunder, or in enforcing any of the Obligations, shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude other or further exercises thereof or the exercise of any other right. No waiver of any of the Obligations shall be enforceable against Secured Party unless in writing and signed by Secured Party, and unless it expressly refers to the provision affected, any such waiver shall be limited solely to the specific event waived.

(b)          All rights granted Secured Party hereunder shall be cumulative and shall be supplementary of and in addition to those granted or available to Secured Party under any other agreement with respect to the Obligations or under applicable law and nothing herein shall be construed as limiting any such other right.

7.          Termination. This Agreement shall continue in full force and effect until all Obligations shall have been paid in full.

8.          Applicable Law and Consent to Non-Exclusive New York Jurisdiction.

(a)          This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of such State.

(b)          Each of Eclat and Secured Party (together, the “Parties” and individually, a “Party”) irrevocably submits to the jurisdiction of the state and federal courts sitting in The City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith, and hereby waives, and agrees not to assert in any suit, action or other proceeding, any claim that it is not personally subject to the jurisdiction of any such court or that such court, action or other proceeding is improper or is an inconvenient venue for such proceeding. Final non-appealable judgment against any Party in any such action, suit or other proceeding shall be conclusive and may be enforced in any jurisdiction by suit on the judgment. Nothing contained in this Agreement shall affect the right of any Party to commence legal proceedings in any court having jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon another Party in any manner authorized by the laws of any such jurisdiction. Each Party irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may have to the laying of venue of any action, suit or other proceeding arising out of this Agreement, brought in the courts of the State of New York or in the United States District Court for the Southern District of New York, and any claim that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum.

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(c)          Each Party waives any right to demand a trial by jury in any action, suit or other proceeding arising out of this Agreement.

(d)          To the extent that the Parties may, in any suit, action or other proceeding brought in any court arising out of or in connection with this Agreement, be entitled to the benefit of any provision of law requiring any Party in such suit, action or other proceeding to post security for the costs of any other Party, or to post a bond or to take similar action, the Parties hereby waive such benefit, in each case to the fullest extent now or hereafter permitted under any applicable laws.

9.          Additional Definitions. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Eclat and Secured Party shall include their respective successors and assigns. The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word “including” when used in this Agreement shall mean “including, without limitation”. The words “it” or “its” as used herein shall be deemed to refer to individuals and to business entities.

“Copyright” means (i) all copyrights and moral rights, including the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression together with any similar rights arising in any other country as a result of statute or treaty, and all registrations, applications, renewals, extensions and reversions thereof.

“Event of Default” means (i) the incurrence and continuance of an Event of Default (as defined in the Facility Agreement and (ii) the failure by Eclat to comply with the Royalty Agreement.

“Intellectual Property” means any intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Eclat or in which Eclat now holds or hereafter acquires or receives any right, interest or license, and shall include, in any event, any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and any applications therefor, whether registered or not, and the goodwill of the business of Eclat connected with and symbolized thereby, know-how, operating manuals, inventions, formulae, processes, gene sequences, cell lines, assays, biological materials, compounds, compound libraries, research, clinical and commercial compounds, along with the associated active pharmaceutical ingredients and related formulations (other than Inventory), new drug applications and investigational new drug applications or other regulatory filings relating to any drugs or compounds, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, and any licenses to use any of the foregoing.

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“Mark” means any word, name, symbol, logos or device used by a Person to identify its goods or services, whether or not registered, all goodwill associated therewith, and any right that may exist to obtain a registration with respect thereto from any governmental body and any rights arising under any such application, together with all registrations, renewals, extensions and reversions thereof. As used in this Agreement, the term “Mark” includes all of the foregoing, including trademarks and service marks.

“Obligations” means:

(1)         the full and prompt payment by Eclat when due of all obligations and liabilities to Secured Party under the Royalty Agreement;

(2)         the full and prompt payment by Flamel US Holdings, Inc. when due of all obligations and liabilities to Secured Party under the Facility Agreement;

(3)         any and all sums advanced by Secured Party to preserve the Collateral or to preserve the Security Interest; and

(4)         in the event of any proceeding for the collection or enforcement of any obligations or liabilities of Eclat referred to in the immediately preceding clauses (1), (2) and (3), the reasonable and documented out-of-pocket expenses of re-taking, holding, preparing for sale, selling or otherwise disposing of or realizing on the Collateral, or of any other exercise by Secured Party of its rights hereunder, together with reasonable and documented out-of-pocket attorneys’ fees and court costs.

“Patent” means any patent granted by the United States Patent and Trademark Office or by the comparable agency of any other country, and any renewal, thereof, and any rights arising under any patent application filed with the United States Patent and Trademark Office or the comparable agency of any other country and any rights that may exist to file any such application, including all continuations, divisional, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Product Intellectual Property” shall mean all Proprietary Rights held or licensed by Eclat and their Affiliates that is, or may hereafter be, necessary to develop, make, have made, promote, market or sell the Products in the United States.

“Product Regulatory Rights” shall mean each and every investigational new drug application or new drug application and/or state license or registration that is held or obtained (if any) that is necessary to develop, conduct clinical trials relating to, manufacture, have manufactured, distribute, promote, market or sell the Products in the United States.

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[***] – CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN

REDACTED ARE MARKED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS

BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE

COMMISSION.

“Products” shall mean (i) the drugs [***], [***], [***] and [***], and (ii) [***].

“Proprietary Rights” means, with respect to a Person, all Copyrights, Marks, Trade Names, Trade Secrets, Patents, and Intellectual Property owned or used by such Person.

“Trade Names” means any words, name or symbol used by a Person to identify its business.

“Trade Secrets” means business or technical information of any Person including, but not limited to, customer lists, marketing data and know-how, that is not generally known to other Persons who are not subject to an obligation of nondisclosure and that derives actual or potential commercial value from not being generally known to other Persons.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute); provided, however, that if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect at such time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

10.         Notices.     Any notice, request or other communication to be given under this Agreement shall be in writing. Such communication shall be deemed to have been duly given or made when it shall be delivered by hand, courier (confirmed by facsimile), or facsimile or electronic mail (with a hard copy delivered within two (2) Business Days) to the Party to which it is required or permitted to be given at such Party’s address specified below or at such other address as such Party shall have designated by notice to the other Parties.

For Eclat:

Eclat Pharmaceuticals LLC
699 Trade Center Blvd., Suite A
Chesterfield, MO 63005
Attention: [            ]

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with a courtesy copy to:

Flamel Technologies S.A.
33, avenue du Dr. Georges Levy –
Parc Club du Moulin à Vent
69693 Vénissieux Cedex – France
Attention: [           ]

For the Secured Party:

c/o Deerfield Management Company, L.P.
780 Third Avenue, 37th Floor
New York, NY 10017
Attention: Structured Products

with a courtesy copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022-2585
Attention: Mark I. Fisher
Facsimile: (212) 894-5877

11.          General.

(a)          This Agreement shall be binding upon the assigns or successors of Eclat and shall inure to the benefit of and be enforceable by Secured Party and its successors and assigns.

(b)          This Agreement contains the entire understanding of the Parties with respect to the matters covered hereby and supersedes any and all other written and oral communications, negotiations, commitments and writings with respect hereto. The provisions of this Agreement may be waived, modified, supplemented or amended only by an instrument in writing signed by each Party.

(c)          If any provision contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

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(d)          This Agreement and any document, certificate or statement delivered pursuant thereto or in connection herewith shall be considered to have been relied upon by the Parties and shall survive the execution and delivery of this Agreement regardless of any investigation made by any Party, and shall continue in force until the Obligations shall have been fully paid and performed, and Secured Party shall not be deemed to have waived, any default that may arise by reason of any representation or warranty proving to have been false or misleading, notwithstanding that the Secured Party may have had notice or knowledge that such representation or warranty was false or misleading on the date hereof.

(e)          Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Secured Party upon any default under this Agreement, or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Secured Party in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Secured Party in respect of any other default. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

12.         Release of Collateral.

The Secured Party shall promptly upon the request of Eclat (a) release any lien on any Collateral granted to the Secured Party under this Agreement upon the payment and performance in full of all Obligations, and at Eclat’s expense, promptly (x) deliver to Eclat any Collateral in the Secured Party’s possession following the release of such Collateral and (y) execute and deliver to Eclat such documents as Eclat may reasonably request to evidence such release.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

ECLAT PHARMACEUTICALS LLC

By:	/s/ Michael S. Anderson
Name: Michael S. Anderson
Title: CEO

DEERFIELD PRIVATE DESIGN FUND II, L.P.
By: Deerfield Mgmt L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ James E. Flynn
Name: James E. Flynn
Title: President

DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P.
By: Deerfield Mgmt L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ James E. Flynn
Name: James E. Flynn
Title: President

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SCHEDULE 4(c)

TO

SECURITY AGREEMENT

CHIEF EXECUTIVE AND MAILING OFFICE
LOCATION OF COLLATERAL

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